Final Term Sheet

Filed pursuant to Rule 433

Dated March 19, 2007

Relating to
Prospectus Supplement dated March 19, 2007 to
Registration Statement No. 333-129069

THE EMPIRE DISTRICT ELECTRIC COMPANY

$80,000,000 First Mortgage Bonds, 5.875% Series due 2037

Issuer:	The Empire District Electric Company

Principal Amount:	$80,000,000

CUSIP:	291641BA5

Title of Securities:	First Mortgage Bonds, 5.875% Series due 2037

Trade Date:	March 19, 2007

Original Issue Date (Settlement Date):	March 26, 2007 (T+5)(1)

Maturity Date:	April 1, 2037

Benchmark Treasury:	4.50% due February 2036

Benchmark Treasury Price and Yield:	96-07+; 4.74%

Spread to Benchmark Treasury:	115 basis points

Yield to Maturity:	5.890%

Interest Rate:	5.875% per annum

Public Offering Price (Issue Price):	99.789% of the Principal Amount thereof

Interest Payment Dates:	Semi-annually in arrears on each April 1st and October 1st, commencing October 1, 2007

Redemption Provision:	Make-whole call at the Adjusted Treasury Rate plus 20 basis points

Sole Book-Running Lead Manager:	UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC at 1-888-722-9555 ext 1088.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

(1)  We expect to deliver the bonds against payment therefor in New York, New York on March 26, 2007, which will be the fifth scheduled business day following the date of this term sheet and of the pricing of the bonds.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade bonds more than three business days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.